EXHIBIT 11

RUDDICK CORPORATION
STATEMENT REGARDING COMPUTATION OF PER SHARE EARHINGS


                                                 Fiscal Year Ended
                                            ------------------------------
                                               October 1,    October 3,
                                                 2000           1999
                                            --------------  --------------
NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC:
  1.  Net Income available to common
        shareholders                         $  51,002,439   $ 50,714,128
                                             =============  ==============
  2.  Weighted Average Common Shares
        Outstanding - Basic                     46,274,479     46,511,523

  3.  Basic net income per share
         (Item 1 divided by Item 2)          $       1.10    $      1.09
                                              ============  ==============

DILUTED:
  1.  Net Income available to common
        shareholders                         $  51,002,439   $ 50,714,128
                                             =============  ==============
  2.  Weighted Average Common Shares
        Outstanding - Basic                     46,274,479     46,511,523

  3.  Weighted potential shares under stock
        options computed for the periods
        using the Treasury Stock Method.            75,215        235,127
                                             --------------  -------------
  4.  Weighted Average Common Shares
       Outstanding - Diluted Common Equivalent
       Shares Outstanding                       46,349,694     46,746,650
                                             ==============  =============
  5.  Net Income Per Share
        (Item 1 divided by Item 4)              $     1.10    $      1.08
                                             ==============  =============